EXHIBIT 10.9
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                                                       AIA DOCUMENT A111-1997
                                                       ----------------------

            STANDARD FORM OF AGREEMENT BETWEEN OWNER AND CONTRACTOR WHERE THE BASIS FOR PAYMENT IS THE COST OF THE WORK PLUS
                          A FEE WITH AN ESTIMATED COST


AGREEMENT made as of the Sixth day of November in the year Two Thousand One (In words, indicate day, month and year)

BETWEEN the Owner:                        Islands Community Bank
(Name, address and other information)     2348 West Boundary Street
                                          Beaufort, South Carolina

And the Contractor:                       Patterson Construction, Inc.
(Name, address and other information)     604 Bladen Street
                                          Beaufort, South Carolina  29902

The Project is:                           Main Office Renovation for Islands
(Name and location)                       Community Bank

The Architect is:                         ESD
(Name, address and other information)     1300 S. Mint Street, Suite 200
                                          Charlotte, North Carolina  28203


The Owner and Contractor agree as follows:

ARTICLE 1  THE CONTRACT DOCUMENTS
     The Contract Documents consist of this Agreement, Conditions of the Contract (General, Supplementary and other Conditions), Drawings, Specifications, Addenda issued prior to execution of this Agreement, other documents listed in this Agreement and Modifications issued after execution of this Agreement; these form the Contract, and are as fully a part of the Contract as if attached to this Agreement or repeated herein. The Contract represents the entire and integrated agreement between the parties hereto and supersedes prior negotiations, representations or agreements, either written or oral. An enumeration of the Contract Documents, other than Modifications, appears in Article 15. If anything in the other Contract Documents is inconsistent with this Agreement, this Agreement shall govern.

ARTICLE 2  THE WORK OF THIS CONTRACT
     The Contractor shall fully execute the Work described in the Contract Documents, except to the extent specifically indicated in the Contract Documents to be the responsibility of others.

ARTICLE 3  RELATIONSHIP OF THE PARTIES
     The Contractor accepts the relationship of trust and confidence established by this Agreement and covenants with the Owner to cooperate with the Architect and exercise the Contractor's skill and judgment in furthering the interests of the Owner; to furnish efficient business administration and supervision; to furnish at all times an adequate supply of workers and materials; and to perform the Work in an expeditious and economical manner consistent with the Owner's interests. The Owner agrees to furnish and approve, in a timely manner, information required by the Contractor and to make payments to the Contractor in accordance with the requirements of the Contract Documents.

ARTICLE 4  DATE OF COMMENCEMENT AND SUBSTANTIAL COMPLETION
     4.1 The date of commencement of the Work shall be the date of this Agreement unless a different date is stated below or provision is made for the date to be fixed in a notice to proceed issued by the Owner. (Insert the date of commencement if it differs from the date of this Agreement or, if applicable, state that the date will be fixed in a notice to proceed.)
          Project shall commence with a signed contract and the issuance of a building permit.

          If, prior to the commencement of the Work, the Owner requires time to file mortgages, mechanic's liens and other security interests, the Owner's time requirement shall be as follows:

     4.2  The Contract Time shall be measured from the date of commencement.

     4.3 The Contractor shall achieve Substantial Completion of the entire Work not later than 210 days from the date of commencement, or as follows:
          (Insert number of calendar days. Alternatively, a calendar date may be used when coordinated with the date of commencement. Unless stated elsewhere in the Contract Documents, insert any requirements for earlier Substantial Completion of certain portions of the Work), subject to adjustments of this Contract Time as provided in the Contract Documents.
          (Insert provisions, if any, for liquidated damages relating to failure to complete on time or for bonus payments for early completion of the Work.)

ARTICLE 5  BASIS FOR PAYMENT
     5.1    CONTRACT SUM
     5.1.1 The Owner shall pay the Contractor the Contract Sum in current funds for the Contractor's performance of the Contract. The Contract Sum is the Cost of the Work as defined in Article 7 plus the Contractor's Fee.

     5.1.2  The Contractor's Fee is:
            (State a lump sum, percentage of Cost of the Work or other provision for determining the Contractor's Fee, and describe the method of adjustment of the Contractor's Fee for changes in the Work.)

            The amount for monthly General conditions is Five Thousand Thirty-Six Dollars ($5,036.00), plus a Ten Percent (10%) fee calculated on payroll and materials used by staff of Patterson Construction, Inc., with an Eight Percent (8%) fee calculated on subcontracts such as HVAC, Plumbing, and Electrical, including labor and materials.

     5.2.   ESTIMATED COST
     5.2.1 The sum of the Cost of the Work and the Contractor's Fee is guaranteed by the Contractor not to exceed N/A Dollars ($N.A.), subject to additions and deductions by Change Order as provided in the Contract Documents. Such maximum sum is referred to in the Contract Documents as the Guaranteed Maximum Price. Costs which would cause the Guaranteed Maximum Price to be exceeded shall be paid by the Contractor without reimbursement by the Owner
            (Insert specific provisions if the Contractor is to participate in any savings.)
            N/A

     5.2.2 The Estimated Cost is based on the following alternates, if any, which are described in the Contract Documents and are hereby accepted by the Owner:
            (State the numbers or other identification of accepted alternates. If decisions on other alternates are to be made by the Owner subsequent to the execution of this Agreement, attached a schedule of such other alternates showing the amount for each and the date when that amount expires.)
            N/A

     5.2.3  Unit prices, if any, are as follows:
             N/A

     5.2.4  Allowances, if any, are as follows:
            (Identify and state the amounts of any allowances, and state whether they include labor, materials, or both.)
            N/A


     5.2.5 Assumptions, if any, on which the Estimated Cost is based are as follows:
            N/A

     5.2.6 To the extent that the Drawings and Specifications are anticipated to require further development by the Architect, the Contractor has provided in the Estimated Cost for such further development consistent with the Contract Documents and reasonably inferable therefrom. Such further development does not include such things as changes in scope, systems, kinds and quality of materials, finishes or equipment, all of which, if required, shall be incorporated by Requisition.

ARTICLE 6  CHANGES IN THE WORK
     6.1 Adjustments to the Estimated Cost on account of changes in the Work may be determined by any of the methods listed in Subparagraph 7.3.3 of AIA Document A201-1997.

     6.2 In calculating adjustments to subcontracts (except those awarded with the Owner's prior consent on the basis of cost plus a fee), the terms "cost" and "fee" as used in Clause 7.3.3.3 of AIA Document
           A201-1997 and the terms "costs" and "a reasonable allowance for overhead and profit" as used in Subparagraph 7.3.6 of AIA Document A201-1997 shall have the meanings assigned to them in AIA Document A201-l997 and shall not be modified by Articles 5, 7 and 8 of this Agreement. Adjustments to subcontracts awarded with the Owner's prior consent on the basis of cost plus a fee shall be calculated in accordance with the terms of those subcontracts.

     6.3 In calculating adjustments to the Estimated Cost, the terms "cost" and "costs" as used in the above-referenced provisions of AIA Document A201-1997 shall mean the Cost of the Work as defined in
           Article 7 of this Agreement, and the terms "fee" and "a reasonable allowance for overhead and profit" shall mean the Contractor's Fee as defined in Subparagraph 5.1.2 of this Agreement.

     6.4 If no specific provision is made in Paragraph 5.1 for adjustment of the Contractor's Fee in the case of changes in the Work, or if the Extent of such changes is such, in the aggregate, that application of the adjustment provisions of Paragraph 5.1 will cause substantial inequity to the Owner or Contractor, the Contractor's Fee shall be equitably adjusted on the basis of the Fee established for the original Work, and the Guaranteed Maximum Price shall be adjusted accordingly.

ARTICLE 7  COSTS TO BE REIMBURSED
     7.1 COST OF THE WORK The term Cost of the Work shall mean costs necessarily incurred by the Contractor in the proper performance of the Work. Such costs shall be at rates not higher than the standard paid at the place of the Project except with prior consent of the Owner. The Cost of the Work shall include only the items set forth in this Article 7.

     7.2   LABOR COSTS
     7.2.1 Wages of construction workers directly employed by the Contractor to perform the construction of the Work at the site or, with the Owner's approval, at off-site workshops.

     7.2.2 Wages or salaries of the Contractor's supervisory and administrative personnel when stationed at the site with the Owner's approval. Due to the extensive billing procedures required by the architect, it is requested that the time of the administrative assistant (Mrs. Tiffinie A. Dickens) be reimbursed at billing time (20th-23rd) each month and marked up at the employee rate of 10%.
           (If is intended that the wages or salaries of certain personnel stationed at the Contractor's principal or other offices shall be included in the Cost of the Work, identify in Article 14 the personnel to be included and whether for all or only part of their time, and the rates at which their time will be charged to the Work.)

     7.2.3 Wages and salaries of the Contractor's supervisory or administrative personnel engaged, at factories, workshops or on the road, in expediting the production or transportation of materials or equipment required for the Work, but only for that portion of their time required for the Work.

     7.2.4 Costs paid or incurred by the Contractor for taxes, insurance, contributions, assessments and benefits required by law or collective bargaining agreements and, for personnel not covered by such agreements, customary benefits such as sick leave, medical and health benefits, holidays, vacations and pensions, provided such costs are based on wages and salaries included in the Cost of the Work under Subparagraphs 7.2.1 through 7.2.3.

     7.3   SUBCONTRACT COSTS
     7.3.1 Payments made by the Contractor to Subcontractors in accordance with the requirements of the subcontracts. Ten Percent (10%) retainage will be withheld on all subcontracts.

     7.4 COSTS OF MATERIALS AND EQUIPMENT INCORPORATED IN THE COMPLETED CONSTRUCTION
     7.4.1 Costs, including transportation and storage, of materials and equipment incorporated or to be incorporated in the completed construction.

     7.4.2 Costs of materials described in the preceding Subparagraph	7.4.1 in
           excess of those actually installed to allow for reasonable waste and spoilage. Unused excess materials, if any, shall become the Owner's property at the completion of the Work or, at the Owner's option, shall be sold by the Contractor. Any amounts realized from such sales shall be credited to the Owner as a deduction from the Cost of the Work.

     7.5   COSTS OF OTHER MATERIALS AND EQUIPMENT, TEMPORARY
           FACILITIES AND RELATED ITEMS
     7.5.1 Costs, including transportation and storage, installation, maintenance, dismantling and removal of materials, supplies, temporary facilities, machinery, equipment, and hand tools not customarily owned by construction workers, that are provided by the Contractor at the site and fully consumed in the performance of the Work; and cost (less salvage value) of such items if not fully consumed, whether sold to others or retained by the Contractor. Cost for items previously used by the Contractor shall mean fair market value.

     7.5.2 Rental charges for temporary facilities, machinery, equipment,, and hand tools not customarily owned by construction workers that are provided by the Contractor at the site, whether rented from the Contractor or others, and costs of transportation, installation, minor repairs and replacements, dismantling and removal thereof. Rates and quantities of equipment rented shall be subject to the Owner's prior approval. It is hereby requested that equipment rental be treated as any other job materials used on the job site. It is necessary from time to time to rent equipment not owned by the company. This includes equipment owned by the company and charged to the job to offset equipment expense.

     7.5.3 Costs of removal of debris from the site.

     7.5.4 Costs of document reproductions, facsimile transmissions and long-distance telephone calls, postage and parcel delivery charges, telephone service at the site and reasonable petty cash expenses of the site office.

     7.5.5 That portion of the reasonable expenses of the Contractor's personnel incurred while traveling in discharge of duties connected with the work.

     7.5.6 Costs of materials and equipment suitably stored off the site at a mutually acceptable location, if approved in advance by the Owner.

     7.6   MISCELLANEOUS COSTS
     7.6.1 That portion of insurance and bond premiums that can be directly attributed to this Contract:

     7.6.2 Sales, use or similar taxes imposed by a governmental authority that are related to the Work.

     7.6.3 Fees and assessments for the building permit and for other permits, licenses and inspections for which the Contractor is required by the Contract Documents to pay.

     7.6.4 Fees of laboratories for tests required by the Contract Documents, except those related to defective or nonconforming Work for which reimbursement is excluded by Subparagraph 13.5.3 of AIA Document A201-1997 or other provisions of the Contract Documents, and which do not fall within the scope of Subparagraph 7 7.3.

     7.6.5 Royalties and license fees paid for the use of a particular design, process or product required by the Contract Documents; the cost of defending suits or claims for infringement of patent rights arising from such requirement of the Contract Documents; and payments made in accordance with legal judgments against the Contractor resulting from such suits or claims and payments of settlements made with the Owner's consent. However, such costs of legal defenses, judgments and settlements shall not be included in the calculation 'of the Contractor's Fee or subject to the Guaranteed Maximum Price. If such royalties, fees and costs are excluded by the last sentence of Subparagraph 3.17.1 of AIA Document A201-1997 or other provisions of the ' Contract Documents, then they shall not be included in the Cost of the Work.

     7.6.6 Data processing costs related to the work.

     7.6.7 Deposits lost for causes other than the Contractor's negligence or failure to fulfill a specific responsibility to the Owner as set forth in the Contract Documents.

     7.6.8 Legal, mediation and arbitration costs, including attorneys' fees, other than those arising from disputes between the Owner and Contractor, reasonably incurred by the Contractor in the performance of the Work and with the Owner's prior written approval; which approval shall not be unreasonably withheld.

     7.6.9 Expenses incurred in accordance with the Contractor's standard personnel policy for relocation and temporary living allowances of personnel required for the Work, if approved by the Owner.

     7.7   OTHER COSTS AND EMERGENCIES
     7.7.1 Other costs incurred in the performance of the Work if and to the extent approved in advance in writing by the Owner.
     7.7.2 Costs due to emergencies incurred in taking action to prevent threatened damage, injury or loss in case of an emergency affecting the safety of persons and property, as provided in Paragraph 10.6 of AIA Document A201-1997.

     7.7.3 Costs of repairing or correcting damaged or nonconforming Work executed by the Contractor, Subcontractors or suppliers, provided that such damaged or nonconforming Work was not caused by negligence or failure to fulfill a specific responsibility of the Contractor and only to the extent that the cost of repair or correction is not recoverable by the Contractor from insurance, sureties, Subcontractors or suppliers.

ARTICLE 8  COSTS NOT TO BE REIMBURSED
     8.1   The Cost of the Work shall not include:
     8.1.1 Salaries and other compensation of the Contractor's personnel stationed at the Contractor's principal office or offices other than the site office, except as specifically provided in Subparagraphs
           7.2.2 and 7.2.3 or as may be provided in Article 14.

     8.1.2 Expenses of the Contractor's principal office and offices other than the site office.

     8.1.3 Overhead and general expenses, except as may be expressly included in
           Article 7.

     8.1.4 The Contractor's capital expenses, including interest on the Contractor's capital employed for the Work.

     8.1.5 Rental costs of machinery and equipment, except as specifically provided in Subparagraph 7.5.2.

     8.1.6 Except as provided in Subparagraph 7.7.3 of this Agreement, costs due to the negligence or failure to fulfill a specific responsibility of the Contractor, Subcontractors and suppliers or anyone directly or indirectly employed by any of them or for whose acts any of them may be liable.

     8.1.7 Any cost not specifically and expressly described in Article 7.

     8.1.8 Costs, other than costs included in Requisitions approved by the Owner, that would cause the Guaranteed Maximum Price to be exceeded. Any Requisition (Change Order) must be submitted to owners for prior approval.

ARTICLE 9  DISCOUNTS, REBATES AND REFUNDS
     9.1 Cash discounts obtained on payments made by the Contractor shall accrue to the Owner if (1) before making the payment, the Contractor included them in an Application for Payment and received payment therefor from the Owner, or (2) the Owner has deposited funds with the Contractor with which to make payments; otherwise, cash discounts shall accrue to the Contractor. Trade discounts, rebates, refunds and amounts received from sales of surplus materials and equipment shall accrue to the Owner, and the Contractor shall make provisions so that they can be secured.

     9.2 Amounts that accrue to the Owner in accordance with the provisions of Paragraph 9.1 shall be credited to the Owner as a deduction from the Cost of the Work.

ARTICLE 10  (REVISED) SUBCONTRACTS AND OTHER AGREEMENTS
     10.1 Those portions of the Work that the Contractor does not customarily perform with the Contractor's own personnel shall be performed under subcontracts or by other appropriate agreements with the Contractor. The owner may designate specific persons or entities from whom the Contractor shall obtain bids. The Contractor shall obtain bids from Subcontractors and from suppliers of materials or equipment fabricated especially for the Work and shall deliver such bids to the Architect. The Owner shall then determine, with the advice of the Contractor and the Architect, which bids will be accepted. The Contractor shall not be required to contract with anyone to whom the Contractor has reasonable objection.

ARTICLE 10  (REVISION) SUBCONTRACTS AND OTHER AGREEMENTS
     10.1 All portions of the work, including work customarily performed by the Contractor's own personnel, shall be quoted by a reasonable number of subcontractors. If deemed appropriate by the owner, the work may be performed by Contractor's personnel. The owner may designate specific persons or entities from which the Contractor shall obtain bids. If Owner's suggested Subcontractor's bid is accepted and awarded, Subcontractor's work will be held to the same standards of Contractor, by the Contractor. The Contractor shall obtain bids from subcontractor and from suppliers of materials or equipment fabricated especially for the work and shall deliver such bids to the Architect. The Owner shall then determine, with the advice of the Contractor and Architect, which bids will be accepted. The Contractor shall not be required to contract with anyone to whom the Contractor has reasonable objection. A Ten Percent (10%) retainage will be withheld on all subcontractors.

     10.2 If a specific bidder among those whose bids are delivered by the Contractor to the Architect (1) is recommended to the Owner by the Contractor; (2) is qualified to perform that portion of the Work; and
           (3) has submitted a bid that conforms to the requirements of the Contract Documents without reservations or exceptions, but the Owner requires that another bid be accepted, then the Contractor may require that a Requisition be issued to adjust the Estimated Cost by the difference between the bid of the person or entity recommended to the Owner by the Contractor and the amount of the subcontract or other agreement actually signed with the person or entity designated by the owner.

     10.3 Subcontracts or other agreements shall conform to the applicable payment provisions of this Agreement, and shall not be awarded on the basis of cost plus a fee without the prior consent of the Owner.

ARTICLE 11  ACCOUNTING RECORDS
     The Contractor shall keep full and detailed accounts and exercise such controls as may be necessary for proper financial management under this Contract, and the accounting and control systems shall be satisfactory to the Owner. The Owner and the Owner's accountants shall be afforded access to, and shall be permitted to audit and copy, the Contractor's records, books, correspondence, instructions, drawings, receipts, subcontracts, purchase orders, vouchers, memoranda and other data relating to this Contract, and the Contractor shall preserve these for a period of three years after final payment, or for such longer period as may be required by law.

ARTICLE 12  PAYMENTS
     12.1   PROGRESS PAYMENTS
     12.1.1 Based upon Applications for Payment submitted to the Architect by the Contractor and Certificates for Payment issued by the Architect, the Owner shall make progress payments on account of the Contract Sum to the Contractor as provided below and elsewhere in the Contract Documents.

     12.1.2 The period covered by each Application for Payment shall be one calendar month ending on the last day of the month, or as follows:

     12.1.3 Provided that an Application for Payment is received by the Architect not later than the twenty-third (23rd) day of a month, the Owner shall make payment to the Contractor not later than the tenth
            (10th) day of the following month. If an Application for Payment is received by the Architect after the application date fixed above, payment shall be made by the Owner not later than eighteen (18) days after the Architect receives the Application for Payment.

     12.1.4 With each Application for Payment, the Contractor shall submit payrolls, petty cash accounts, receipted invoices or invoices with check vouchers attached, and any other evidence required by the Owner or Architect to demonstrate that cash disbursements already made by the Contractor on account of the Cost of the Work equal or exceed (1) progress payments already received by the Contractor; less (2) that portion of those payments attributable to the Contractor's Fee; plus (3) payrolls for the period covered by the present Application for Payment.

     12.1.5 Each Application for Payment shall be based on the most recent schedule of values submitted by the Contractor in accordance with the Contract Documents. The schedule of values shall allocate the entire Estimated Cost among the various portions of the Work, except that the Contractor's Fee shall be shown as a single separate item. The schedule of values shall be prepared in such form and supported by such data to substantiate its accuracy as the Architect may require. This schedule, unless objected to by the Architect, shall be used as a basis for reviewing the Contractor's Applications for Payment.

     12.1.6 Applications for Payment shall indicate the percentage of completion of each portion of the Work as of the end of the period covered by the Application for Payment. The percentage of completion shall be the lesser of (1) the percentage of that portion of the Work which has actually been completed; or (2) the percentage obtained by dividing (a) the expense that has actually been incurred by the Contractor on account of that portion of the Work for which the Contractor has made or intends to make actual payment prior to the next Application for Payment by (b) the share of the Guaranteed Maximum Price allocated to that portion of the Work in the schedule of values.

     12.1.7 Subject to the other provisions of the Contract Documents, the amount of each progress payment shall be computed as follows:

            .1 Take that portion of the Estimated Cost properly allocable to completed Work as determined by multiplying the percentage of completion of each portion of the Work by the share of the Estimated Cost allocated to that portion of the Work in the schedule of values. Pending final determination of cost to the Owner of changes in the Work, amounts not in dispute shall be included as provided in Subparagraph 7.3.8 of AIA Document A201-1997;

            .2 Add that portion of the Estimated Cost properly allocable to materials and equipment delivered and suitably stored at the site for subsequent incorporation in the work or, if approved in advance by the Owner, suitably stored off the site at a location agreed upon in writing;

            .3 Add the Contractor's Fee, less retainage of Ten Percent (10%). The Contractor's Fee shall be computed upon the Cost of the Work described in the two preceding Clauses at the rate stated in Subparagraph 5.1.2 or, if the Contractor's Fee is stated as a fixed sum in that Subparagraph, shall be an amount that bears the same ratio to that fixed-sum fee as the Cost of the Work in the two preceding Clauses bears to a reasonable estimate of the probable Cost of the Work upon its completion;

            .4  Subtract the aggregate of previous payments made by the Owner;
                and

            .5 Subtract the shortfall, if any, indicated by the Contractor in the documentation required by Paragraph 12.1.4 to substantiate prior Applications for Payment, or resulting from errors subsequently discovered by the Owner's accountants in such documentation; and

            .6 Subtract amounts, if any, for which the Architect has withheld or nullified a Certificate for Payment as provided in Paragraph
                9.5 of AIA Document A201-1997.

     12.1.8 Except with the Owner's prior approval, payments to Subcontractors shall be subject to retainage of not less than Ten Percent (10%). The Owner and the Contractor shall agree upon a mutually acceptable procedure for review and approval of payments and retention for Subcontractors.

     12.1.9 In taking action on the Contractor's Applications for Payment, the Architect shall be entitled to rely on the accuracy and completeness of the information furnished by the Contractor and shall not be deemed to represent that the Architect has made a detailed examination, audit or arithmetic verification of the documentation submitted in accordance with Subparagraph 12.1.4 or other supporting data; that the Architect has made exhaustive or continuous on-site inspections or that the Architect has made examinations to ascertain how or for what purposes the Contractor has used amounts previously paid on account of the Contract. Such examinations, audits and verifications, if required by the Owner, will be performed by the Owner's accountants acting in the sole interest of the Owner.

     12.2   FINAL PAYMENT
     12.2.1 Final payment, constituting the entire unpaid balance of the Contract Sum, shall be made by the Owner to the Contractor when:


            .1 the Contractor has fully performed the Contract except for the Contractor's responsibility to correct Work as provided in Subparagraph 12.2.2 of AIA Document A201-1997, and to satisfy other requirements, if any, which extend beyond final payment; and

            .2 a final Certificate for Payment has been issued by the Architect.

     12.2.2 The Owner's final payment to the Contractor shall be made no later than 30 days after the issuance of the Architect's final Certificate for Payment, or as follows: Final payment shall be processed with the issuance of a Certificate of Substantial Completion.

     12.2.3 The Owner's accountants will review and report in writing on the Contractor's final accounting within 30 days after delivery of the final accounting to the Architect by the Contractor. Based upon such Cost of the Work as the Owner's accountants report to be substantiated by the Contractor's final accounting, and provided the other conditions of Subparagraph 12.2.1 have been met, the Architect will, within seven days after receipt of the written report of the Owner's accountants, either issue to the Owner a final Certificate for Payment with a copy to the Contractor, or notify the Contractor and Owner in writing of the Architect's reasons for withholding a certificate as provided in Subparagraph 9.5.1 of the AIA Document A201-1997.

     The time periods stated in this Subparagraph 12.2.3 supersede those stated in Subparagraph 9.4.1 of AIA Document A201-1997.

     12.2.4 If the Owner's accountants report the Cost of the Work as substantiated by the Contractor's final accounting to be less than claimed by the Contractor, the Contractor shall be entitled to demand arbitration of the disputed amount without a further decision of the Architect. Such demand for arbitration shall be made by the Contractor within 30 days after the Contractor's receipt of a copy of the Architect's final Certificate for Payment; failure to demand arbitration within this 30-day period shall result in the substantiated amount reported by the Owner's accountants becoming binding on the Contractor. Pending a final resolution by arbitration, the Owner shall pay the Contractor the amount certified in the Architect's final Certificate for Payment.

     12.2.5 If, subsequent to final payment and at the Owner's request, the Contractor incurs costs described in Article 7 and not excluded by
            Article 8 to correct defective or nonconforming Work, the Owner shall reimburse the Contractor such costs and the Contractor's Fee applicable thereto on the same basis as if such costs had been incurred prior to final payment, but not in excess of the Estimated Cost. If the Contractor has participated in savings as provided in Paragraph 5.2, the amount of such savings shall be recalculated and appropriate credit given to the Owner in determining the net amount to be paid by the Owner to the Contractor.

ARTICLE 13  TERMINATION OR SUSPENSION
     13.1 The Contract may be terminated by the Contractor, or by the Owner for convenience, as provided in Article 14 of AIA Document A201-1997. However, the amount to be paid to the Contractor under Subparagraph 14.1.3 of AIA Document A201-1997 shall not exceed the amount the Contractor would be entitled to receive under Paragraph
            13.2 below, except that the Contractor's Fee shall be calculated as if the Work had been fully completed by the Contractor, including a reasonable estimate of the Cost of the Work for Work not actually completed.

     13.2   The Contract may be terminated by the Owner for cause as provided in
            Article 14 of AIA Document A201-1997. The amount, if any, to be paid to the Contractor under Subparagraph 14.2.4 of AIA Document A201-1997 shall not cause the Guaranteed Maximum Price to be exceeded, nor shall it exceed an amount calculated as follows:

     13.2.1 Take the Cost of the Work incurred by the Contractor to the	date of
            termination;

     13.2.2 Add the Contractor's Fee computed upon the Cost of the Work to the date of termination at the rate stated in Subparagraph 5.1.2 or, if the Contractor's Fee is stated as a fixed sum in that Subparagraph, an amount that bears the same ratio to that fixed-sum Fee as the Cost of the Work at the time of termination bears to a reasonable estimate of the probable Cost of the Work upon its completion; and

     13.2.3 Subtract the aggregate of previous payments made by the Owner.

     13.3 The Owner shall also pay the Contractor fair compensation, either by purchase or rental at the election of the Owner, for any equipment owned by the Contractor that the Owner elects to retain and that is not otherwise included in the Cost of the Work under Subparagraph
            13.2.1. To the extent that the Owner elects to take legal assignment of subcontracts and purchase orders (including rental agreements), the Contractor shall, as a condition of receiving the payments referred to in this Article 13, execute and deliver all such papers and take all such steps, including the legal assignment of such subcontracts and other contractual rights of the Contractor, as the Owner may require for the purpose of fully vesting in the Owner the rights and benefits of the Contractor under such subcontracts or purchase orders.

     13.4 The Work may be suspended by the Owner as provided in Article 14 of AIA Document A201-1997; in such case, the Guaranteed Maximum Price and Contract Time shall be increased as provided in Subparagraph
            14.3.2 of AIA Document A201-1997 except that the term "profit" shall be understood to mean the Contractor's Fee as described in Subparagraphs 5.1.2 and Paragraph 6.4 of this Agreement.

ARTICLE 14  MISCELLANEOUS PROVISIONS
     14.1 Where reference is made in this Agreement to a provision AIA Document A201-1997 or another Contract Document, the reference refers to that provision as amended or supplemented by other provisions of the Contract Documents.

     14.2 Payments due and unpaid under the Contract shall bear interest from the date payment is due at the rate stated below, or in the absence thereof, at the legal rate prevailing from time to time at the place where the Project is located.
            (Insert rate of interest agreed upon, if any.)

            None. We trust that we will be paid in a timely manner and rely on the integrity of our client in regards to payment issues.


            (Usury laws and requirements under the Federal Truth in Lending Act:, similar state and local consumer credit laws and other regulations at: the Owner's and Contractor's principal places of business, the location of the Project and elsewhere may affect the validity of this provision. Legal advice should be obtained with respect to deletions or modifications, and also regarding requirements such as written disclosures or waivers.)

     14.3   The Owner's representative is:
            (Name, address and other information.)
            Mr. Jeff Maness, Architect's Representative (704) 373-1900 Mr. William B. Gossett, President, Islands Community Bank
            (843) 521-1968

     14.4   The Contractor's representative is:
            (Name, address and other information.)
            Edwin S, Patterson, President (843) 524-5844
            William W. Coggins, Project Manager (843)-524-5844 or (843) 321-0670

     14.5 Neither the Owner's nor the Contractor's representative shall be changed without ten days' written notice to the other party.

     14.6   Other provisions:
            It is hereby agreed that upon 50% completion of work the retainage shall be reduced from 10%- 5% retainage.

ARTICLE 15  ENUMERATION OF CONTRACT DOCUMENTS
     15.1 The Contract Documents, except for Modifications issued after execution of this Agreement, are enumerated as follows:

     15.1.1 The Agreement is this executed 1997 edition of the Standard Form of Agreement Between Owner and Contractor, AIA Document A111-1997.

     15.1.2 The General Conditions are the 1997 edition of the General Conditions of the Contract for Construction, AIA Document A201-1997.

     15.1.3 The Supplementary and other Conditions of the Contract are those contained in the Project Manual dated _________________, and are as follows:

                        Document            Title             Pages

     15.1.4 The Specifications are those contained in the Project Manual dated as in Subparagraph 15.1.3, and are as follows:

                        Section             Title            Pages

     15.1.5 The Drawings are as follows, and are dated August 22, 2001 unless a different date is shown below:
            (Either list the Drawings here or refer to an exhibit attached to this Agreement.)

                        Number          Title                Pages
                         A0.0     COVER SHEET               8-22-01
                         A0.1     CODE DATA                 8-22-01
                         A0.2     SITE DEMOLITION           8-22-0l
                         D-1      INT. DEMO                 8-22-01
                         D-2      DEMO ELEVATION            8-22-01
                         A1.1     FLOOR PLAN                8-22-01
                         A1.3     ROOF PLANS                8-22-01
                         A1.4     REFLECTIVE CEILING PLANS  8-22-01
                         A2.2     ELEVATION                 8-22-01
                         A3.0     WALL SECTION              8-22-01
                         A3.1     WALL SECTION              8-22-01
                         A3.2     WALL SECTION              8-22-01
                         A5.1     DOOR-SCHEDULE             8-22-0l
                         A6.1     FINISHED HARDWARE         8-22-01
                         A8.1     CABINET CASEWORK          8-22-01
                         A8.3     CABINET CASEWORK          8-22-01
                         P1.0                               8-22-01

     15.1.6 The Addenda, if any, are as follows:

                        Number          Date                 Pages

            Portions of Addenda relating to bidding requirements are not part of the Contract Documents unless the bidding requirements are also enumerated in this Article 15.

     15.1.7 Other documents, if any, forming part of the Contract Documents are as follows:
            (List here any additional documents, such as a list of alternates, that are intended to form part of the Contract Documents. AIA Document A201-1997 provides that bidding requirements such as advertisement or invitation to bid, Instructions to Bidders, sample forms and the Contractor's bid are not part of the Contract Documents unless enumerated in this Agreement. They should be listed here only if intended to be part of the Contract Documents.) See Attached Exhibit A - hereby made part of this contract.
            Any reference to Guaranteed Maximum price shall hereby read as Estimated Cost.
            Any reference to Change Order shall hereby read as Requisition.

ARTICLE 16  INSURANCE AND BONDS
            (List required limits of liability for insurance and bonds. AIA Document A201-1997 gives other specific requirements for insurance and bonds.)

     This Agreement is entered into as of the day and year first written above and is executed in at least three original copies, of which one is to be delivered to the Contractor, one to the Architect for use in the administration of the Contract, and the remainder to the Owner.

_________________________________   _____________________________________
OWNER (Signature)                   CONTRACTOR (Signature)

Mr. William B. Gossett, President   Mr. Edwin S. Patterson, President
Islands Community Bank              Patterson Construction, Inc.
(Printed name and title)            (Printed Name and title)



                           ISLANDS COMMUNITY BANK

                                 EXHIBIT A


The Contractor shall provide the Pre-Construction Phase Services as follows:

Provide general assistance to the Owner and Architect/engineer on all aspects of the PreConstruction Phase program.

Attend meeting with the Owner and Architect/Engineer during the Design Development and Working Drawing Phase to advise on selection of materials, building systems and equipment. Provide recommendations on construction feasibility, availability of materials and labor, time requirements for installation and construction, and factors related to cost including costs of alternative designs or materials, preliminary budgets, and possible economies.

Develop a Project Time Schedule that coordinates and integrates the Architect/Engineer's design efforts with the, overall project construction schedule. Update the Project Schedule incorporating a detailed schedule for the construction operations of the Project, including realistic activity sequences and durations, allocation of labor and materials, processing of shop drawings and samples, and delivery of products requiring long leadtime procurement. Include the Owner's occupancy requirements showing portions of the Project having occupancy priority.

Prepare a Project Budget as soon as major Project requirements have been identified, and update periodically for the Owner's approval as the development of the Drawings and Specifications proceeds, and advise the Owner and the Architect/Engineer if it appears that the Project Construction Budget will not be met and made recommendations for corrective action.

Review the Drawings and Specifications as they are being prepared and furnish necessary quality control, value engineering, and constructability evaluations recommending alternative solutions whenever design details affect construction feasibility, cost or schedule.

Recommended for purchase and expedite the procurement of long lead items to insure their delivery by the required dates.

Make recommendations to the Owner and the Architect/Engineer regarding the division of Work in the Drawings and Specifications to facilitate the bidding and awarding of subcontracts allowing for phased construction taking into consideration such factors as time of performance, availability of labor, overlapping trade jurisdictions, and provisions for temporary facilities.

Review the Drawings and Specifications with the Architect/Engineer to eliminate areas of conflict and overlapping in the work to be performed by various contractors.

Prepare pre-qualification criteria for subcontractor/material supplier bidders and have all bidders pre-qualified and approved by the owner prior to requesting prices from them. Develop Subcontractor interest in the project. Establish bidding schedules and conduct pre-bid conferences as required to familiarize bidders with the bidding documents and management techniques and with any special systems, materials or methods

Along with the Owner and Architect, receive, tabulate and analyze competitive bids on the Work on the various subcontractors. After analyzing the bids with the Owner and Architect, award subcontracts.

The Contractor shall seek bids on all of the work from at least three (3) selected subcontractors in groupings approved by himself, the Architect and the owner; and if requested by either the Architect or Owner, the Contractor shall seek bids from additional subcontractors. The manner and method by which the Contractor will notify all subcontractors-bidders shall be subject to the prior approval of the Owner. Where the Contractor wishes to perform a portion of the work with his own organization, the Contractor shall submit his bid in respect thereto. The Owner reserves the right to reject any and all subcontract bids and to waive any informality in the bids or in the bidding.

The Contractor shall keep on his work, during its progress, a competent Project Manager and Superintendent, both satisfactory to the Architect and Owner. The Project Manager or Superintendent shall not be changed except with the consent of the Architect and Owner, unless either proves to be unsatisfactory to the Contractor and ceases to be in his employ. The Superintendent shall represent the Project Manager in his absence, and all directions given to him shall be as binding as if given to the Project Manager.